Exhibit 99.1

Blue Calypso Announces Board Transition

DALLAS, TX – October 18, 2016 – Blue Calypso, Inc. (OTCQB: BCYP), an innovator of mobile consumer activation, engagement and social advocacy solutions for product brands and brick-and-mortar retailers, announced that Harold 'Hal' Brierley, chairman of the board of directors has stepped down from his role as chairman of the board and will transition to a senior advisory board member due to a recently announced commitment to the Brierley Institute for Customer Engagement at Southern Methodist University (SMU). Andrew Levi, founder and CEO will be appointed to chairman of the board.

"We appreciate the human and financial capital Hal has brought to Blue Calypso and understand his decision to oversee the nation's first academic institute devoted to studying the ties that bind customers to services and products," said Blue Calypso CEO, Andrew Levi.

"As a major shareholder, I will continue to support Blue Calypso in my advisory role and look forward to working with management to develop its customer engagement products," said Brierley.

With this board change, Blue Calypso's board is now comprised of four members, three of whom are independent directors.

About Blue Calypso, Inc.
Dallas-based Blue Calypso, Inc. (OTCQB: BCYP) develops and delivers an innovative location-centric mobile shopper engagement experience for brands, retailers and consumers. The Company's KIOSentrix® platform connects consumers to brands, drives local in-store traffic, increases shopper spend and shortens the consumer's path-to-purchase. The Company was recently selected to Retail CIO Outlook magazine's "Top 10 Merchandising Solution Providers – 2016" and was named "Shopping Marketing Editors' Choice" by the Path to Purchase Institute. For more information about the company, please visit www.bluecalypso.com.

Forward Looking Statements
Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates," "will," or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports filed with the Securities and Exchange Commission.

Media and Investor Relations:

HCK2 Partners
Alexis Barsalou
972.499.6648
alexis.barsalou@hck2.com

MZ Group
Chris Tyson
Managing Director – MZ North America
Direct: 949-491-8235
BCYP@mzgroup.us
www.mzgroup.us